                                                                    Exhibit 99.1

                                 RISK FACTORS

         In evaluating the Company and its business, prospective investors should carefully consider the following risk factors, in addition to the other information contained elsewhere in this Prospectus.

Lack of Operating History; History of Operating Losses; Going Concern Qualification in Financial Statements

         The Company was formed in March 1995, the first group of physicians affiliated with the Company in August 1996 and a majority of the current physicians affiliated with the Company in December 1996. Accordingly, the Company's historical financial condition and results of operations may not be indicative of the Company's results of operations and financial condition for future periods. For the period from March 20, 1995 (inception) to December 31, 1995, the Company recorded a net loss of $2,082,264, for the year ended December 31, 1996, the Company recorded a net loss of $4,973,188 and for the six-month period ended June 30, 1997, the Company recorded a net loss of $2,209,610. The Company expects to incur operating losses for at least the immediate future and to fund such operating losses through the issuance of additional equity and debt securities. See "-- Need for Substantial Additional Capital." There can be no assurance that the Company will achieve or maintain profitability. The report of Ernst & Young LLP, PQC's independent public accountants, on the Company's financial statements for the year ended December 31, 1996, and Note 2 to such financial statements which are included in this Prospectus, describe an uncertainty about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

Need for Substantial Additional Capital

         The Company will require substantial capital resources to obtain the necessary scale to become profitable and to fulfill its business plan. Additional funds will be required to fund the acquisition, integration, operation and expansion of affiliated practices, capital expenditures including the development of the information systems to manage such practices, operating losses and general corporate purposes. Through June 20, 1997, the Company has satisfied its capital requirements through the issuance of $11.5 million of Class B Common Stock to affiliates of Bain Capital, Inc. ("Bain Capital"), private offerings of Class A Common Stock and a $3.5 million line of credit with Banker's Trust Company ("Banker's Trust") as Agent, and the lenders from time to time a party thereto (the "Credit Agreement"). On June 23, 1997, the Company issued 7,692,309 shares of Class C Common Stock to the Institutional Investors for an aggregate consideration of $25 million. Under the agreement with the Institutional Investors (the "Equity Facility"), the Institutional Investors, at their option, may purchase up to $20 million of Class C Common Stock in addition to their rights under outstanding warrants. See "Business - Equity Financing." The Company expects that this additional capital will be sufficient, depending upon the Company's operating results and the consideration paid in connection with the Affiliations, to satisfy the Company's projected capital requirements for the next year. For the year ended December 31, 1996 and the six-months ended June 30, 1997, net cash used by the Company in operating activities were $5.7 million and $5.9 million respectively. If PQC continues to incur operating losses, the Company would not be able to continue as a going concern without access to additional sources of capital.

         To date, a significant portion of the consideration paid in affiliation transactions has been in the form of Class A Common Stock. If the percentage of cash required to finance future affiliation transactions increases significantly, the Company's capital requirement will also significantly increase.

         The Credit Agreement has significant financial and other conditions to its continued availability and to avoid a default and there can be no assurance that such conditions will be satisfied when capital is sought. The remaining amount under the Equity Facility is only available with the consent of the Institutional Investors. The Company's ability to meet the financial conditions is dependent upon a significant increase in revenues and income from future affiliation transactions and improved productivity of the Springfield and Flagship Affiliated Groups. The Equity Facility also restricts the sources of capital available to the Company without the consent of the Institutional Investors. There can also be no assurance that the Company will be able to refinance the Credit Agreement when the outstanding balance becomes due in

January 1998. See "Business -- The Equity Financing" and "Business -- The Credit Agreement." Except for the Credit Agreement, the Company has no committed external sources of capital. Without the consent of the director elected by the stockholders of the Class B-1 Common Stock (the "Class B-1 Director"), the director elected by the stockholders of the Class B-2 Common Stock (the "Class B-2 Director," and together with the Class B-1 Director the "Class B Directors") and the directors elected by the holders of Class C Common Stock (the "Class C Directors"), the Company may not obtain additional financing through external borrowings or the issuance of additional securities. The issuance of additional Capital Stock could have an adverse effect on the value of the shares of Common Stock held by the then existing stockholders. There can be no assurance that the Class B Directors and Class C Directors will approve such capital raising activities or that the Company will be able to raise additional capital when needed on satisfactory terms or at all. The failure to obtain additional financing when needed and on appropriate terms could have a material adverse effect on the Company.
Absence of Trading Market for Common Stock

         No trading market for the Common Stock of the Company currently exists. The Common Stock is not listed on a stock exchange or traded through the National Association of Securities Dealers, Inc. There can be no assurance that a public market in the Common Stock will develop in the future and the Company does not expect such a market to develop until such time, if any, that the Company completes a public offering of its securities other than to Stockholder Physicians.

Contractual Restriction on Resale of Common Stock

         The Equity Facility requires that most current and all future stockholders of the Company become parties to a Stockholders Agreement dated as of August 30, 1996 (the "Stockholders Agreement"), which agreement, among other things, contains provisions which significantly limit the transferability of the Class A Common Stock and provide the Company with a right to purchase Class A Common Stock from Stockholder Physicians who are parties to such Stockholders Agreement upon their termination of employment. Consequently, an investment in the Common Stock should only be considered as a long-term investment and is extremely illiquid. Stockholders will be required to make their own judgment as to the value of their shares without the benefit of an independent market price. In circumstances where the Company is entitled to repurchase the Common Stock of a Physician Stockholder upon death or termination of the Physician Stockholder's employment by an Affiliated Group or the right of the Physician Stockholders to sell the Common Stock to the Company upon a Physician Stockholder's death, the fair market value of the Common Stock, if a public market has not yet developed, will be determined by the Board of Directors of the Company. See "Description of Capital Stock -- Stockholders Agreement."

Risk that Future Affiliation Transactions Will Not Be Consummated; Costs of Affiliation Transactions

         There can be no assurance that the Clinical Associates transaction or any future affiliation transactions will be consummated. There is no assurance that the Company would be able to use the shares registered in this offering to affiliate with additional medical practices on acceptable terms. In consummating these future affiliation transactions, the Company will rely upon certain representations, warranties and indemnities made by sellers with respect to the affiliation transaction, as well as its own due diligence investigation. There can be no assurance that such representations and warranties will be true and correct, that the Company's due diligence will uncover all material adverse facts relating to the operations and financial condition of the affiliated medical practices or that all of the conditions to the Company's obligations to consummate these future affiliations will be satisfied. Any material misrepresentations could have a material adverse effect on the Company's financial condition and results of operations. See "Business - Company Strategy."

         The Company has incurred significant (approximately $4.3 million during 1996) accounting, legal and other costs in developing its affiliation structure and completing its initial affiliation transactions. The Company's ability to enter into affiliation transactions with a significant number of physicians and to achieve positive cash flow will be adversely affected unless it is able to reduce the expenses associated with future transactions. There can be no assurance that the Company will be able to reduce transaction costs on a per affiliated physician basis in the future.

Dependence upon Affiliated Medical Practices

         Although the Company does not and will not employ physicians or control the medical aspects of the practices of the physicians employed by the Springfield Affiliated Group, the Flagship Affiliated Group or similar Affiliated Groups, the Company's revenue and profitability are directly dependent on the revenue generated by the operation and performance of and referrals among the affiliated medical practices. The compensation to the Company under its Services Agreements with the Affiliated Groups is based upon a percentage of the profits or revenues generated by the Affiliated Groups' practices with a substantial portion of the profits or revenues being allocated to the physicians until threshold levels of income or revenues, based upon the physicians' historical compensation or billings, are achieved. Accordingly, the performance of affiliated physicians affects the Company's profitability and the success of the Company depends, in part, upon an increase in net revenues from the practice of affiliated physicians compared to historical levels. The inability of the Company's Affiliated Groups to attract and retain patients, to manage patient care effectively and to generate sufficient revenue or a material decrease in the revenues of the Affiliated Groups would have a material adverse effect on the financial performance of the Company. To the extent that the physicians affiliated with the Company are concentrated in a limited number of target markets, as is currently the case in western Massachusetts and Maryland, deterioration in the economies of such markets could have a material adverse effect upon the Company. See "Business - Company Strategy" and " - Affiliation Structure".

Risks Related to Expansion of Operations

         Integration Risks. The Company has completed in the past nine months the initial transactions with the Springfield Affiliated Group and the Flagship Affiliated Group, is in the process of closing the Clinical Associates transaction, and is seeking to enter into Affiliations with additional physicians. In the Springfield and Greater Baltimore-Annapolis areas and in other potential affiliation markets, the Company is integrating physician practice groups that have previously operated independently. The Company is still in the process of integrating its affiliated practices. The Company may encounter difficulties in integrating the operations of such physician practice groups and the benefits expected from such affiliations may not be realized. Any delays or unexpected costs incurred in connection with integrating such operations could have an adverse effect on the Company's business, operating results or financial condition.

         While each Affiliation conforms to PQC's overall business plan, the profitability, location and culture of the physician practices that have been combined into Affiliated Groups are different in some respects. PQC's management faces a significant challenge in its efforts to integrate and expand the business of the Affiliated Groups. The need for management to focus upon such integration and future Affiliations may limit resources available for the day-to-day management of the Company's business. While management of the Company believes that the combination of these practices will serve to strengthen the Company, there can be no assurance that management's efforts to integrate the operations of the Company will be successful. The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians from the affiliated practices, to manage and control costs and to realize economies of scale. There can be no assurances that there will not be substantial costs associated with such activities or that there will not be other material adverse effects on the financial results of the Company as a result of these integration and affiliation activities.

         The Company intends to continue to pursue an aggressive growth strategy through affiliations and internal development for the foreseeable future. The Company's ability to pursue new growth opportunities successfully will depend on many factors, including, among others, the Company's ability to identify suitable growth opportunities and successfully integrate affiliated or acquired businesses and practices. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information systems and physician network. Any failure by the Company to adapt its systems and procedures to those changing demands could have a material adverse effect on the operating results and financial condition of the Company.

         Need to Hire and Retain Additional Physicians. The success of the Company is dependent upon its ability to affiliate with a significant number of qualified physicians and the willingness of such affiliated physicians to maintain and enhance the productivity of their practices following affiliation with PQC. The market for affiliation with physicians is highly competitive, and the Company expects this competition to increase. The Company competes for physician affiliations with many other entities, some of which have substantially greater resources, greater name recognition and a longer operating history than the Company and some of which offer alternative affiliation strategies which the Company may not be able to offer. In addition, under current law the Company has no or only limited ability to enforce restrictive covenants in the employment agreements with the physicians with whom the Company affiliates. The Company is subject to the risk that physicians who receive affiliation payments may discontinue such affiliation with the Company, resulting in a significant loss to the Company and a decrease in the patient base associated with such affiliated physicians. There can be no assurance that PQC will be able to attract and retain a sufficient number of qualified physicians. If the Company were unable to affiliate with and retain a sufficient number of physicians, the Company's operating results and financial condition would be materially adversely affected. A material increase in costs of affiliations could also adversely affect PQC and its stockholders.

         Risk of Inability to Manage Expanding Operations. The Company is seeking to expand its operations rapidly, which, if successful, will create significant demands on the Company's administrative, operational and financial personnel and systems. There can be no assurance that the Company's systems, procedures, controls and staffing will be adequate to support the proposed expansion of the Company's operations. The Company's future operating results will substantially depend on the ability of its officers and key employees to integrate the management of the Affiliated Groups, to implement and improve operational, financial control and reporting systems and to manage changing business conditions.

         Dependence Upon the Growth of Numbers of Covered Lives. The Company is also largely dependent on the continued increase in the number of covered lives under managed care and capitated contracts. This growth may come from affiliation with additional physicians, increased enrollment with managed care payors currently contracting with the Affiliated Groups and additional agreements with managed care payors. A decline in covered lives or an inability to increase the number of covered lives under contractual arrangement with managed care or capitated payors could have a material adverse effect on the operating results and financial condition of the Company.

Risks of Industry Integration and Consolidation

         The healthcare industry is in the process of rapid and fundamental change, triggered by the deregulation of the acute care hospital reimbursement system in many states and the growing strength of managed care plans. The growth of the managed care industry is being driven, in part, by increasing pressure from employers and other purchasers who are seeking to reduce their healthcare premium costs. As the healthcare market in many states shifts from a heavily regulated, largely fee-for-service payment system towards a deregulated, capitated payment system, large integrated delivery systems are developing. These systems are intended to provide adequate geographical coverage for major purchasers of healthcare and to provide a system in which significant cost savings can be realized from efficiencies resulting from the alignment of the financial interests of physicians and other providers. Many of these integrated systems may be substantially larger and better capitalized than the Company. In addition, the rapidly changing alignment of numerous market participants creates an uncertain environment in which it may be difficult for smaller market participants, such as the Company, to implement an effective strategic plan. The Company's inability to implement its business strategy could have a material adverse effect on the Company. See "Business-Industry Overview" "- Competition."


Potential Regulatory Restraints Upon the Company's Operations

         The healthcare industry is subject to extensive federal and state regulation. Changes in the regulations or interpretations of existing regulations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulations."

         Prohibition on Corporate Practice of Medicine. The laws of most states, including Massachusetts and Maryland, prohibit business corporations such as the Company from practicing medicine or employing physicians to do so. The contractual relationships with the Affiliated Groups are designed to comply with these laws. Because there is very limited judicial or regulatory interpretation of the scope of these laws in most states, however, there can be no assurance that the Company's contractual arrangements will be found to comply with such laws. Any determination that such contractual relationships violate such laws could have a material adverse effect on the Company, and there can be no assurance that the Company would be able to restructure its arrangements on favorable terms or at all.

         The Massachusetts Board of Registration in Medicine (the "BRM") has proposed regulations that, if promulgated as proposed, might limit physicians licensed within the Commonwealth of Massachusetts in entering into management contracts with proprietary business entities unless a majority of the governing board of those business entities are licensed physicians and certain other conditions are met. The BRM also indicated that it may seek to limit significantly the extent to which proprietary business entities may have control or consultation rights with respect to medical decisions or business decisions that may affect patient care, such as the amount of time each physician spends with a patient. Extensive commentary has been filed in opposition to the proposed regulations, and it is not known whether, when or in what form final regulations will be promulgated. The final regulations may have a material adverse effect on the Company's relationship with the Springfield Affiliated Group and its ability to operate in Massachusetts as currently contemplated. Comparable regulations have not been proposed in Maryland, but there can be no assurance that such regulations will not be proposed or adopted.

         Stark Law. The federal law commonly known as the "Stark law" significantly limits the ability of physicians to maintain any ownership or other financial relationship with an entity (including their own group practice) to which they refer patients for a broad class of "designated health services", including ancillary services such as laboratory and radiology services. The Stark law is extremely broad and complex, and extensive regulations have been promulgated governing the application of the Stark law to physician relationships with clinical laboratories. These clinical laboratory regulations are difficult to apply to many common situations, and regulations have not yet been issued applying the law to other designated health services. However, the government has indicated that it will look to the regulations applicable to clinical laboratories for guidance with respect to the law's application to other designated health services. Significant monetary penalties and denial of reimbursement may be assessed for violation of the Stark law, and a provider may be excluded from the Medicare and state health programs in certain instances. In addition, violation of the Stark law may result in assertion of a federal false claim, which could result in civil and criminal penalties. The assertion or determination that the Company's contractual relationship with the physicians employed by the Affiliated Groups or the relationship of the physicians within one or more Affiliated Groups was in violation of the Stark law could have a material adverse effect on the Company. In addition, there can be no assurance that, in the event of such assertion, the Company would be able to restructure its relationships with the Affiliated Groups upon favorable terms or at all.

         Fraud and Abuse Laws. Federal law and the laws of many states prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program (such as Medicaid) patients or in return for the purchase or order of items or services that are covered by Medicare or state health programs. These laws are commonly referred to as the "fraud and abuse" laws. Violations of the fraud and abuse laws may result in substantial civil or criminal penalties for individuals or entities, including large monetary penalties and exclusion from participation in the Medicare and state health programs. The Company has attempted to structure its contractual relationships with the Affiliated Groups so as to avoid violating the fraud and abuse laws, but in view of the broad and ambiguous nature of such laws and the lack of applicable safe harbor exceptions, there can be no assurance that the Company's contractual relationships with the Affiliated Groups comply with such laws. Any allegation or determination that the Company or the Affiliated Groups have violated the fraud and abuse laws could have a material adverse effect on the Company.

         Healthcare Reform. The United States Congress has considered various types of healthcare reform, including comprehensive revisions to the current healthcare system. It is uncertain what legislative proposals will be adopted in the future, if any, or what actions federal or state legislatures or third party payors may take in anticipation of or in response to any healthcare reform proposals or legislation. Healthcare reform legislation adopted by Congress could, among other things, result in lower payment levels for the services of physicians managed by the Company and lower profitability for the Affiliated Groups, which could have a material adverse effect on the operations of the Company.

         Insurance Laws. Laws in all states regulate the business of insurance and the operation of health maintenance organizations ("HMOs"). Many states also regulated the establishment and operation of networks of healthcare providers. While these laws do not generally apply to the hiring and contracting of physicians by other healthcare providers, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network.

Risks of Capitated Contracts

         The physician groups with which the Company is affiliated and proposes to affiliate are parties to certain capitated contracts with third party payors, such as insurance companies. The Company intends to seek to expand the capitated patient base of its Affiliated Groups, particularly for Medicare enrollees. In general, risk contracts pay a flat dollar amount per enrollee in exchange for the physician's obligation to provide or arrange for the provision of a broad range of healthcare services (including in-patient care) to the enrollee. A significant difference between a full risk capitated contract and traditional managed care contracts is that the physician is sometimes responsible for both professional physician services and many other healthcare services, e.g., hospital, laboratory, nursing home and home health. The physician is not only the "gatekeeper" for enrollees, but is also financially at risk for over-utilization and for the actuarial risk that certain patients may consume significantly more healthcare resources than average for patients of similar age and sex (such patients are referred to herein as "high risk patients").

         While physicians often purchase reinsurance to cover some of the actuarial risk associated with high risk patients, such insurance typically does not apply with respect to the risk of over-utilization until a relatively high level of aggregate claims has been experienced and therefore does not completely protect against any capitation risk assumed. If over-utilization occurs with respect to a given physician's enrollees (or the physician's panel of enrollees includes a disproportionate share of high risk patients not covered by reinsurance), the physician is typically penalized by failing to receive some or all of the physician's compensation under the contract that is contingent upon the attainment of negotiated financial targets, or the physician may be required to reimburse the payor for excess costs. In addition, a physician may be liable for over-utilization by other physicians in the same "risk pool" and for utilization of ancillary, in-patient hospital and other services when the physician has agreed contractually to manage the use of those services. Neither the Company nor the Affiliated Groups currently maintain any reinsurance arrangement and, to date, the Affiliated Groups have not experienced losses from participation in risk pools or incurred any material penalties or obligations with respect to excess costs under capitated contracts. The participation of the Flagship Affiliated Group under capitated contracts will significantly increase after the Clinical Associates transaction. Also, the Company is pursuing a strategy of seeking increased participation in capitated contracts for all of its affiliated physicians. As the percentage of the Company's revenues derived from capitated contracts increases, the risk of the Company experiencing losses under capitated contracts increases. As the revenues from capitated contracts became of increasing importance to PQC and its Affiliated Groups, the Company will review the financial attractiveness of reinsurance arrangements.

         Medical providers, such as the Affiliated Groups, are experiencing increasing pricing pressure in negotiating capitated contracts while facing increased demands on the quality of their services. If these trends continue, the costs of providing physician services could increase while the level of reimbursement could grow at a lower rate or decrease. Because the Company's financial results are dependent upon the profitability of such capitated contracts, the Company's results will reflect the financial risk associated with such capitated contracts. See "Business -- Industry Overview." Liabilities or insufficient revenues under capitated and other risk-sharing arrangements could have a material adverse effect on the Company.

Risks of Changes in Payment for Medical Services.

         The profitability of the Company may be adversely affected by Medicare and Medicaid regulations, cost containment decisions of third party payors and other payment factors over which PQC and its Affiliated Groups have no control. The federal Medicare program has undergone significant legislative and regulatory changes in the reimbursement and fraud and abuse areas, including the adoption of the resource-based relative value scale ("RBRVS") schedule for physician compensation under Medicare, which may have a negative impact on PQC's revenue. Efforts to control the cost of healthcare services are increasing. PQC's Affiliated Groups contract with provider networks, managed care organization and other organized healthcare systems, which often provided fixed fee schedules or capitation payment arrangements which are lower than standard charges. Future profitability in the changing healthcare environment, with differing methods of payment for medical services, is likely to be affected significantly by management of healthcare costs, pricing of services and agreements with payors. Because PQC derives its revenues from the revenues generated by its affiliated physician groups, further reductions in payment to physicians generally or other changes in payment for healthcare services could have an adverse effect on the Company.

Exposure to Professional Liability; Liability Insurance

         In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice, negligent credentialing of physicians, and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. There can be no assurance that the Company will not become involved in such litigation in the future. Through its management of practice locations and provision of non-physician healthcare personnel, the Company could be named in actions involving care rendered to patients by physicians or other practitioners employed by Affiliated Groups. In addition, to the extent that affiliated physicians are subject to such claims, the physicians may need to devote time to defending such claims, adversely affecting their financial performance for the Company, and potentially having an adverse effect upon their reputations and client base. The Company and the Affiliated Groups maintain professional and general liability insurance, which is currently maintained at $1 million per occurrence and $3 million annually for each affiliated physician. Nevertheless, certain types of risks and liabilities are not covered by insurance, and there can be no assurance that the limits of coverage will be adequate to cover losses in all instances.

Certain Federal Income Tax Considerations

         Physician groups which operated as professional corporations ("PCs") in Springfield prior to affiliating with the Company were merged into the Springfield Affiliated Group, with stockholders of each PC receiving shares of Class A Common Stock of the Company and cash in exchange for their capital stock in the PC. Physician groups which operated as professional associations ("PAs") in the greater Baltimore-Annapolis area prior to affiliating with the Company were similarly merged into the Flagship Affiliated Group, with stockholders of each PA receiving shares of Class A Common Stock of the Company and cash in exchange for their capital stock in the PA. Each such merger is intended to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss would generally be recognized by the PC or PA or the stockholders (other than as cash received) of the PC or PA. The Company has not sought or obtained a ruling from the Internal Revenue Service or an opinion of counsel with respect to the tax treatment of the mergers of PCs or PAs into the Springfield or Flagship Affiliated Groups. The Company does not believe that the Internal Revenue Service is issuing rulings at this time on transactions using the Company's affiliation structure. If a merger were not to so qualify, the exchange of shares would be taxable to the stockholders of the PC or PA, and the consideration (net of asset basis) issued in connection with the merger would be taxable to the Affiliated Group into which such PC or PA was merged. Because of such tax liability, failure of a merger or mergers to qualify as tax-free reorganizations could have a material adverse effect on the applicable Affiliated Group and the Company. Also, the inability to structure future Affiliations on a tax deferred basis may adversely affect the Company's ability to attract additional physicians.

New Management; Dependence on Key Personnel

         The current management structure and the senior management team of the Company have been in place for a relatively short time. The Company's future success depends, in large part, on the continued service of Jerilyn P. Asher, the Chief Executive Officer, and on PQC's ability to continue to attract, motivate and retain highly qualified senior management and employees. The Company has an employment agreement with Ms. Asher. See "Management." The Company does not maintain key person life insurance with respect to Ms. Asher. As a development stage company, PQC has experienced some turnover in staff, including two of the founding officers. The Company and one of the departed founders are currently in a dispute concerning the vesting of approximately 400,000 shares of Class A Common Stock granted to the founder and the founder's right to severance payments of approximately $440,000. See "Business - Legal Proceedings." Although the Company has entered into employment agreements with certain of its other executives that contain covenants not to compete with the Company, there can be no assurance that the Company will be able to retain such key executives or its senior managers and employees. The inability to hire and retain qualified personnel or the loss of the services of personnel could have a material adverse effect upon the Company's business and future business prospects. The Company's Compensation Committee currently only has one member. See "Management."

Risks Related to the Equity Financing


         Risk of the unavailability of the Equity Facility. The $20 million remaining under the Equity Facility is only available with the consent of the Institutional Investors and there can be no assurance that the Institutional Investors will be willing to provide additional capital when needed by the Company. The Equity Facility also restricts the sources of capital available to the Company without the consent of the Institutional Investors. Except for the Equity Facility, the Company has no committed external sources of capital. Except with the consent of the director elected by the Institutional Investors, the Company may not obtain additional financing through external borrowings or the issuance of additional securities. The Institutional Investors also have received warrants to purchase a substantial number of shares of Class A Common Stock. These warrants are exercisable at $2.50 or $3.25 per share, which exercise price may be substantially below the fair market value of the Class A Common Stock at the time of exercise. Any additional equity issuance could have an adverse effect on the value of the shares of Class A Common Stock held by the then existing stockholders. See "Business - Equity Financing."

         Voting Control by Institutional Investors. Pursuant to the Company's Restated Certificate of Incorporation (the "Restated Certificate") and the Stockholders Agreement, the Institutional Investors have the right to appoint the Class B and C Directors, four of the thirteen members (with one position to remain vacant until such time as the remaining amount to be purchased by affiliates of Goldman, Sachs & Co. under the Equity Facility is drawn down) of the Board of Directors of the Company and the Institutional Investors have the right to approve seven of the other directors. The Class B and C Directors are entitled to five votes each, giving them a majority of the voting power of the Board of Directors, (i) with respect to certain actions of the Company, including public offerings, issuances and redemptions of equity securities, declarations of dividends, incurrences of debt, mergers, assets sales and liquidation of the Company and its affiliates, material amendments to the management agreements between the Company and its affiliates and employment of the Chief Executive Officer, and (ii) with respect to any matter before the Board of Directors upon the occurrence of certain events, including the failure of the Company to meet certain financial objectives. In addition to being approved by the Board of Directors, certain actions of the Company, including mergers, material asset sales, liquidation, certain medical practice affiliation transactions, dividends, material changes in the business of the Company or its affiliates, retention and dismissal of the Chief Operating and Financial Officers, transactions with affiliates and commencement and management of material litigation, must be approved by the Institutional Investors. See "Business--Equity Financing" and "Description of Capital Stock." As a result of those provisions of the Restated Certificate and "drag-along" rights in the Stockholders Agreement, the Institutional Investors have significant control over the actions of the Company including if and when the Company is sold to a third party or a public market for the Company Common Stock is established.

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


Risks from Put and Other Rights Held by Certain Stockholders.

         Each physician and management stockholder who is a party to the Stockholders Agreement, dated as of August 30, 1996, has the right to require PQC to purchase the Common Stock owned by such stockholder at fair market value upon their death or disability. Pursuant to the Stockholders Agreement, fair market value, as determined by the Board of Directors, reflects an arms-length private sale. In determining the fair market value, the Board is to consider recent arms-length sales by the Company and the stockholders, as well as other factors considered relevant. While the Stockholders Agreement does not limit the Board's discretion, such other factors may include changes, since the last arms-length sale, in the Company's financial conditions or prospects and any valuation studies conducted by management of the Company or independent valuation experts. Under the Stockholder Agreement, the Board is not permitted to discount the fair market value of the Common Stock to reflect the fact that the Common Stock being sold constitutes less than a majority of the outstanding shares. The put option is only triggered by death or disability (and in a few instances retirement) and will terminate upon the completion of a public offering which results in at least $50.0 million in gross revenues to the Company and which meets certain other criteria. To the extent that the "put options" are likely to be exercised, the Company expects to fund such repurchases from working capital, the Equity Facility or other sources. If the Clinical Associates transaction is completed, the physician affiliated with Clinical Associates will have the right to require the Company to repurchase their Common Stock at $3.00 per share (in the form of a five year, non-interest bearing note) in the event that the Company has not completed an initial public offering with four years. The exercise of such right could have a material adverse effect upon the Company.

Immediate and Substantial Dilution

     Persons receiving shares of Class A Common Stock of the Company in the expected transaction with Clinical Associates will incur an immediate and substantial dilution of approximately 79% of their investment in such shares because the net tangible book value of the Company Common Stock after such transaction would be approximately $.63 per share as compared with the anticipated $3.00 per share valuation of the Class A Common Stock in such transactions. In addition, assuming the exercise of the repurchase rights described above in determining such per-share dilution, recipients of such shares, would incur immediate and substantial dilution of approximately 139% of their investments in such shares because the net tangible book value of the Company Common Stock after such transaction would be approximately $(1.18) per share as compared with the anticipated $3.00 per share valuation of the Class A Common Stock in such transaction. See "Dilution".

        The Company expects to continue to issue Class A Common Stock as a principal component of the consideration for future affiliation transactions. To the extent that all or a portion of future affiliation transactions are paid in cash, the Company may need to issue additional equity securities to fund such payment or to fund anticipated operating losses. If the Company achieves its goal of affiliating with a significant number of physicians, the number of shares issued may be substantial, resulting in further dilution to the stockholders of the Company at that time of any such affiliation.

Conflicts of Interest

         Certain conflicts of interest are inherent in the structure of the Company and its contractual and organizational relationships. The President of the Springfield Affiliated Group (who is also a director of the Company) is a practicing physician in the Springfield Affiliated Group, the president of the Flagship Affiliated Group is a practicing physician in the Flagship Affiliated Group and two directors of the Company, one of whom is also President of the Company, are practicing physicians in the Flagship Affiliated Group. Four directors of the Company are appointed by the Institutional Investors which are the primary financing source for the Company. From time to time, the interests of such persons, and persons serving in multiple roles in existing and future affiliation transactions, may conflict with those of the Company due to such relationships. The Company seeks to minimize or avoid such conflicts of interest through contractual arrangements with the Affiliated Group that clearly specify the responsibilities of PQC and the physicians in the Affiliated Groups, dispute resolution structures, such as the Joint Policy Boards established with respect to each Affiliated Group, at which certain issues are required to be addressed, contractual arrangements with the Institutional Investors and the careful selection of the individuals who occupy such multiple roles. See also "-- Voting Control" and "Certain Transactions."


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

Antitrust Considerations

         The Company, its affiliated physicians and other entities with which it contracts are subject to the United States and state antitrust statutes. Because the Company will be contracting with third party payors and other entities who could be deemed to compete with the Company or its Affiliated Groups, and for other reasons, the Company, its affiliated physicians and other entities with which it contracts could be subject to public and private investigations and enforcement actions under such statutes. The Company believes that, given its small size relative to its competitors and the overall market for physician services, it is currently in compliance with applicable federal and state anti-trust laws. However, as the Company and its Affiliated Groups increase in size, particularly within specific markets, federal and state anti-trust laws may act as a practical constraint upon the Company's expansion and operations.


Amortization of Intangible Assets

         In connection with its Affiliations, the Company has recorded, and is expected to continue to record, a significant amount of intangible assets as the consideration paid to physicians exceeds the value of the practice assets. At June 30, 1997, the Company had intangible assets of approximately $30.4 million reflected on its balance sheet as long-term affiliation agreements. The Company amortizes such intangible assets over a 30 year period. See the Notes to the Company's Financial Statements. The amortization of these intangible assets, while not affecting the Company's cash flow, has an ongoing negative impact upon the Company's earnings. During the six month period ended June 30, 1997, amortization of intangible assets contributed $777,036 to the Company's net loss of $2.5 million. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations."

Competition

         The business of providing healthcare related services is highly competitive. Many companies, including professionally managed physician practice management companies like the Company, have been organized to pursue the acquisition of medical clinics, manage such clinics, employ clinic physicians or provide services to IPAs. Large hospitals, other multi-speciality clinics and other healthcare companies, HMOs and insurance companies are also involved in activities similar to those of PQC. Some of these competitors have longer operating histories and significantly greater resources than PQC. There can be no assurance that PQC will be able to compete effectively, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of multi-speciality clinics on terms beneficial to PQC. See "Business - Competition."

Forward-Looking Statements

         Certain statements made in this Prospectus are forward-looking, including without limitation statements with respect to the future affiliations, capital requirements, future plans for expansion and future success of the Company, and future development of the healthcare industry. Forward-looking statements made herein are not guarantees of future performance and are subject to risks and uncertainties, including without limitation the factors discussed in this "Risk Factors" section, that could cause actual results to differ materially from those described in the forward-looking statements.



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